Exhibit 10.22
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of April 22, 2006 by and between the Wonder Auto Limited, a British Virgin Islands corporation (“Wonder”), and Heritage Management Consultants, Inc., a corporation organized under the laws of South Carolina, USA (“Heritage” or the “Consultant”).

RECITALS

1.	Consultant is willing to provide to Wonder and its affiliated companies (collectively, the “Company”) the consulting services identified in this Agreement.

2.	Wonder is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.
Engagement. Wonder hereby engages Consultant as an independent contractor to provide outsourced professional management services for the purpose of assisting the Company in meeting its obligations as a U.S. publicly traded company. Heritage shall provide an executive who will act as the Company’s spokesperson (the “Spokesperson”) to the U.S. financial markets, and who will be supported by the Heritage staff. The scope of work shall include the following:

▪
Heritage representative(s) shall visit the Company’s location(s) to conduct a detailed analysis of the Company in order to gain a detailed understanding of the Company’s operations, strategies and financial projections.

▪	Development of an investor presentation in coordination with the Company’s investor relations firm.

▪
Heritage shall provide consultation to the Company during all fund raising activities during the term of the engagement. Spokesperson will make “one on one,” web cast and teleconference presentations to investment banks and potential investors on behalf of the Company. Heritage staff will coordinate communications between investment banks and the Company.

▪
On an ongoing basis, Spokesperson shall be available to make “one on one” presentations, web cast presentation and teleconference updates to current investors, potential investors, and the analyst community as appropriate.

▪	Spokesperson shall participate in investor conferences, as appropriate.

▪	Heritage shall conduct quarterly investor conference calls, as appropriate.

▪
Spokesperson and the Heritage staff shall be readily available to receive inquiries and coordinate responses to potential and current investors, buy and sell side analysts, the financial press, and the Securities and Exchange Commission.

▪	Heritage shall work with the Company on proactively addressing issues or inquires which may result from the Company’s quarterly financial results.

▪
Heritage shall provide management oversight of the US based service providers, specifically the attorneys, auditors, accounting firm, investor relations firm, web design firm and newswire distribution provider, in their timely completion of the following:

•	Submission of Exchange Act filings, including 10-K, 10-K and 8-K, with the SEC,

•	Press releases on financial results and material company events,

•	14 C filing,

•	SB-2 filings,

•	Preparation of an investor web site, and

•	Listing applications with US stock exchanges.

▪	Heritage shall assist the Company in interviewing; selecting and retaining U.S. based service providers.

▪	Heritage shall oversee the accuracy of Company financials with the stock exchanges and Bloomberg Financial Reporting to reflect updates required after a reverse merger transaction.

▪	Heritage shall solicit independent research coverage with the sell side analyst community.

▪	Heritage shall arrange and coordinate paid research coverage as necessary and with the agreement of the Company.

▪	Heritage shall coordinate quarterly updates with research analysts covering the Company.

2.	Term. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue for a period of one year.

3.	Compensation.

a.
In consideration of the services to be performed by Consultant, Wonder agrees to pay Consultant $175,000 U.S. dollars. Payments will be made in four (4) equal installments of $43,750. It is further agreed that the initial quarterly payment of $43,750 will be paid immediately upon the successful completion of a RTO, as defined in the below paragraph. The three (3) remaining payments will be made at the beginning of each quarter of the engagement, in advance. All payments are to be made via wire transfer to: Wachovia National Association, 401 South Tryon Street, Charlotte NC 28288, ABA number 053207766, for the benefit of: Heritage Management Consultants, Inc., account number 2000023896286.

b.
All out of pocket expenses incurred by Consultant and/or its associates shall be reimbursed by the Company. If the RTO is not consummated, Wonder agrees to reimburse Heritage for all out of pocket expenses incurred up to the date it is determined the RTO will not be effected.

4.
Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) that Consultant will not use in the performance of its responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

5.
Limited Liability. Consultant shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant’s services under this Agreement. Wonder shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or in any way related to the services rendered to the Company.

6.
Indemnification. Company agrees to indemnify and save harmless the Consultant, as well as Consultant’s officers, employees, and agents from all suits, actions, losses, damages, claims, or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney's fees arising out of or occasioned by the acts of Wonder, its agents or employees, or occasioned by the acts of Consultant in the execution or performance of the services provided by the Consultant, at any time from the execution date of this Agreement until such time after any pertinent limitations period expires after the termination of this Agreement.

As part of this indemnification, Wonder agrees to defend and hold harmless Consultant from and against any and all liabilities arising from the consulting agreement. As such, Consultant shall not be liable to Wonder, or to anyone who may claim any right due to its relationship with Wonder, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant's services under this agreement. Wonder shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to the Company.

7.
Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph.

8.
Miscellaneous. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective successors and assigns.

9.
Sole Agreement. This agreement supersedes any prior proposal, representation or understanding between the parties and its affiliates hereto, including, but not limited, the Consulting Agreement, dated April 21, 2006, executed at Hilton Head Island, South Carolina, U.S.A.

Executed on the day and year first above written.

Wonder Auto Limited		Heritage Management Consultants, Inc.

By:	/s/ Qingjie Zhao Qingjie Zhao	By:	/s/ James H. Groh James H. Groh, President